      ----------------------------------------
                                          [LOGO OF HEWLETT PACKARD APPEARS HERE]
--------  HEWLETT-PACKARD COMPANY
          3000 Hanover Street
          Palo Alto, California 94304

                                                 --------------------------
                                                 LEWIS E. PLATT
                                                 Chairman, President and
                                                 Chief Executive Officer

          January 10, 1996

          Willem P. Roelandts
          Hewlett-Packard Company
          3000 Hanover Street
          Palo Alto, California 94034

          Re: Executive Severance Package

          Dear Wim:

            This letter will confirm our discussions regarding your decision to resign your present position with HP effective January 10, 1995 and to commence employment with Xilinx on January 11th. In view of your many years of service to the company and your significant past contributions, HP is prepared to offer you a severance payment of one million ten thousand seven hundred and eighty-nine dollars ($1,010,789.00), less applicable withholding taxes.

            In return for making this severance package available to you, we ask that you agree to do the following:

            1. Reaffirm your existing obligation as a fiduciary and
               recipient of confidential and proprietary information that you will not use or disclose such information except as may be permitted by HP or by law, and

            2. Execute the attached standard release form which was prepared by the Legal Department.

            This severance proposal is subject to two contingencies. First, because you are an executive officer of HP, payment of the severance amount requires the approval of the Compensation Committee of the Board of Directors. I will ask the Committee for such approval on January 18th, 1996. Should approval not be granted, your resignation will remain in effect as will your obligations concerning confidential and proprietary information, however, the remainder of this agreement will be null and void. Secondly, in accordance with the provisions of federal law relating to age discrimination, you have up to twenty-one days from the date of this letter in which to accept the terms of this agreement.

            You may, however, accept it any time within those twenty-one days. Once you have accepted this agreement, you will still have an additional seven days in which to revoke your acceptance. To revoke, you must send me a written statement of revocation. If you do not revoke, the agreement will become effective upon the last to occur of approval by the Compensation Committee and the expiration of seven calendar days following your acceptance. Assuming these contingencies are satisfied, payment will be made not later than January 31, 1996.

            I encourage you to take some time to review this severance offer and to consult with counsel or advisers of your choice. If this proposal is acceptable, please indicate your acceptance by signing and returning the duplicate copy of this letter and the accompanying legal release.

            Wim, I sincerely appreciate the enormous contributions you have made over your twenty-nine years here at HP. I wish you the very best as you take on your new responsibilities, and I look forward to working with you as a fellow CEO here in the valley.

          Sincerely,

          HEWLETT-PACKARD COMPANY

          /s/ Lewis E. Platt
          Lewis E. Platt
          Chairman, President, and Chief Executive Officer

          Agreed:

          /s/ Willem P. Roelandts
          Willem P. Roelandts

          Date: January 16, 1996

                                GENERAL RELEASE

  This General Release (Agreement) is made and entered into between WILLEM P. ROELANDTS and HEWLETT-PACKARD COMPANY (HP), pursuant to his voluntary resignation and as a condition of his Executive Severance Package. The parties expressly agree that the making of this Agreement or the offer of a severance package does not in any way constitute an admission of wrongdoing on the part of any of them.

  1. In exchange for HP's providing the severance benefits described in Lewis
E. Platt's letter attached to this document, Mr. Roelandts, on behalf of himself, his heirs, estate, executors, administrators, successors and assigns does fully release, discharge, and agree to hold harmless HP, its officers, agents, employees, attorneys, subsidiaries, affiliated companies, successors and assigns from all actions, causes of action, claims, judgments, obligations, damages, liabilities, costs, or expense of whatsoever kind and character, including, but not limited to: 1) any claims relating to employment discrimination on account of race, sex, age, national origin, disability, or other basis whether or not arising under the Federal Civil Rights Acts, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the Rehabilitation Act of 1973, any amendments to the foregoing laws, or any other federal, state, county or municipal law, statute, regulation or order relating to employment discrimination; 2) any claims relating to, arising out of, or connected with his employment with HP whether based on contract, tort, or any other legal theory; and 3) any claims relating to, arising out of, or connected with any other matter or event occurring prior to the date this Agreement is delivered to HP.

  2. As a voluntarily terminating employee, Mr. Roelandts shall be entitled to exercise conversion privileges, stock options, and the like to the same extent as would any other employee who voluntarily terminates employment. Subject to the terms and conditions of the applicable plans, Mr. Roelandts shall also retain all pension rights which are vested as of the date of his resignation.

  Mr. Roelandts understands and agrees that there shall be no accelerated vesting of any stock or stock options, and he expressly waives any claim he may have to performance based restricted stock and any claim to any bonus which may subsequently be paid for exceeding performance metrics.

  3. In entering into this Agreement, the parties have intended that this Agreement be a full and final settlement of all matters, whether or not presently disputed, that could have arisen between them. Mr. Roelandts understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present and all rights under Section 1542 of the California Civil Code and/or any similar statute or law of any other jurisdiction are hereby expressly waived. Such section reads as follows:

     Section 1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

  4. Notwithstanding the foregoing, Mr. Roelandts shall retain any right to indemnity he may otherwise have in any action brought by a third party against him as an individual arising out of actions undertaken by him in good faith and within the course and scope of his employment as an officer of HP.

  5. Mr. Roelandts acknowledges and reaffirms that as a fiduciary and company executive, he became privy to confidential and proprietary information which includes, but is not limited to, business strategies; marketing plans and customer lists; new product R & D and introduction plans; potential acquisitions and investments in third parties; process yields, manufacturing strategies, and costs; patent applications and disclosures; nonpublic financial data; and other similar information. With respect to all such information, Mr. Roelandts agrees to retain it in confidence until it becomes public knowledge or he is given advance written permission by HP to disclose or use it.

  6. The terms of this Agreement together with the letter referred to above are intended by the parties as a final expression of their agreement with respect to such terms as are included therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement together with the letter referred to above constitutes the complete and exclusive statement of the terms of their agreement and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving them. No modification shall be effective unless in writing and signed by both parties hereto.

  7. MR. ROELANDTS FURTHER STATES THAT HE HAS READ THIS AGREEMENT, THAT HE HAS HAD THE OPPORTUNITY TO CONSULT COUNSEL OF HIS CHOICE, THAT HE UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THIS AGREEMENT ARE THOSE STATED ABOVE AND THAT HE IS SIGNING THIS AGREEMENT VOLUNTARILY.

  IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals on the dates indicated below, and shall, unless revoked by Mr. Roelandts as provided in Mr. Platt's letter, become effective upon approval of the Compensation Committee of the Board of Directors.

HEWLETT-PACKARD COMPANY

By:   /s/ Lewis E. Platt
   --------------------------------

Lewis E. Platt
Chairman, President, and Chief Executive Officer

Date:  January 10, 1996
     ------------------------------

WILLEM P. ROELANDTS


Signature:  /s/ Willem P. Roelandts
          -------------------------

Date:  January 16, 1996
     ------------------------------